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     CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS AND DENOTED BY AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT


     This Agreement is entered into as of May 17, 1996 ("Effective Date"), between COCENSYS, INC. ("CoCensys"), and G.D. SEARLE & CO. ("Searle") (individually a "Party" or collectively the "Parties").

     WHEREAS, CoCensys and Searle wish to establish the framework for the joint development and commercialization of Co 3-2693 or a back-up compound as set forth in this Agreement;

     NOW, THEREFORE, the Parties agree as follows:


ARTICLE 1.  DEFINITIONS.

     1.1 "ACT" means the U.S. Food, Drug and Cosmetics Act and applicable regulations thereunder, as amended from time to time.

     1.2 "AFFILIATE(S)" means any entity which directly or indirectly controls, is controlled by or is under common control with a Party. "Control" shall mean the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

     1.3 "BACK-UP COMPOUND" means any Back-Up Compound Candidate selected by the JDC for Development as a replacement for the Compound.

     1.4  "BACK-UP COMPOUND CANDIDATE" means any compound identified pursuant to
Section 4.1 as a potential Back-Up Compound.

     1.5 "COMPOUND" means 3ALPHA-hydroxy-3BETA-tri-fluoro-methyl-19-nor-pregnan-20-one (Co 3-2693). The term "Compound" shall include any Back-Up Compound which replaces CO 3-2693 or a prior Back-Up Compound. The terms "Compound", "Back-Up Compound" and "Back-Up Compound Candidate" shall also include any [ * ].

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     1.6  "CO-PROMOTION" means the promotion and marketing of the Product by the
Parties in the USA and the sale by Searle, all as described in Article 8.

     1.7 "CO-PROMOTION EXPENSES" shall include, without limitation, the following expenses incurred by a Party to the extent allocable to the Co-Promotion in accordance with U.S. Generally Accepted Accounting Practices, consistently applied ("GAAP"):

          (a)  [ * ]

          (b)  [ * ];

          (c)  [ * ];

          (d)  [ * ];

          (e)  [ * ];

          (f)  [ * ]


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[ * ];

          (g)  [ * ];

          (h)  [ * ]; and

          (i)  [ * ].

Co-Promotion Expenses will not include [ * ].

     1.8 "COST OF GOODS" means the cost of the Product in bulk or finished form (including samples) calculated in accordance with GAAP. Cost of Goods shall include: [ * ].

     1.9 "COST OF MANUFACTURE" means the fully allocated cost of manufacturing the Product (calculated in accordance with GAAP), including [ * ] in accordance with normal accounting practices for all products manufactured in the applicable facility.

     1.10 "DEVELOPMENT" means: (a) the pre-clinical and clinical development for use in the Field in the USA of the Compound through and including Regulatory Approval; and (b) the back-up program as described in Section 4.1.


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     1.11  "DEVELOPMENT COSTS" means all costs incurred by a Party identifiable to the Development as well as [ * ](as calculated in accordance with GAAP and using the same allocation methods that the Party incurring such costs uses throughout its operations, but in all events [ * ], all as specified in the Development Plan and the Development Budget. Development Costs shall consist of [ * ]. Such costs shall include, without limitation:

          (a)  [ * ];

          (b)  [ * ];

          (c)  [ * ];

          (d)  [ * ]; and

          (e)  [ * ].

     1.12  "FDA" means the Food and Drug Administration of the USA.

     1.13  "FIELD" means the treament of insomnia in humans.

     1.14 "IND" means an Investigational New Drug Application as defined in the Act.

     1.15 "INTELLECTUAL PROPERTY RIGHTS" means all Patent Rights, trademarks, copyrights, Know-How and/or trade secrets owned or controlled by CoCensys or one of its Affiliates (with the right to


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license) as of the Effective Date or acquired during the term of this Agreement or owned or controlled jointly by the Parties, which relate to the development, manufacture, use, marketing or sale of the Product.

     1.16  "JDC" means the Joint Development Committee described in Section 2.3.

     1.17  "JMT" means the Joint Marketing Team described in Section 2.4.

     1.18 "KNOW-HOW" means all know-how, trade secrets, discoveries, technology, processes, information and data (including any related copyright), including all improvements thereto, whether patentable or otherwise, relating to:

           [ * ].

     1.19 "NDA" means a New Drug Application for the Product, as defined in the Act.

     1.20 "NET SALES" means the proceeds from sale of the Product by Searle or its Affiliates or sublicensees to Third Parties, less the following deductions, [ * ](all determined in accordance with such Party's or its Affiliate's or sublicensee's standard accounting practices):

          (a)  [ * ];


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          (b)  [ * ];

          (c)  [ * ]; and

          (d)  [ * ].

It is understood between the parties that certain amounts shall be made on an estimated accrual basis and will be reconciled subsequently. "Net Sales" shall be deemed to refer to CoCensys rather than Searle if CoCensys sells the Product pursuant to sub-sections 15.2.2, 15.3.2 or 15.4.3.

     1.21 "PATENT RIGHTS" means all patents or patent applications and all divisions, continuations, continuations-in-part, reissues, extensions, renewals, supplementary protection certificates and foreign counterparts thereof, existing as of the Effective Date or filed or issuing during the term of this Agreement, at least one claim of which covers the Know-How.

The Patent Rights owned or controlled by CoCensys (with the right to license) existing as of the Effective Date are set forth in Exhibit A.

     1.22 "PHASE I", "PHASE II" AND "PHASE III" means the phases of clinical development of pharmaceuticals as defined in the Act.

     1.23 "PRODUCT" means any pharmaceutical product(s) containing the Compound.

     1.24 "REGULATORY APPROVAL" means all authorizations by the competent authorities required for marketing, promoting, pricing, reimbursement and selling of the Product in a given country.


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     1.25  "RoW" means all countries except the USA and Japan.

     1.26 "THIRD PARTY" means any person or entity other than CoCensys, Searle or their Affiliates.

     1.27 "TRADEMARK" means the trademark which the Product shall be marketed under in the USA as set out in Article 11.

     1.28 "USA" means the United States of America, its territories and possessions.


ARTICLE 2.  MANAGEMENT.

     2.1 COMMITTEES. The Parties agree that the relationship hereunder in the USA will be managed by an executive committee (the "Executive Committee"), the JDC and the JMT.

     2.2  EXECUTIVE COMMITTEE.

          2.2.1 COMPOSITION. Promptly after the Effective Date, Searle will appoint [ * ] representatives and CoCensys will appoint [ * ] representatives to the Executive Committee. The chairperson will be a [ * ]representative.
A Party may change any of its representatives at any time by giving written notice to the other Party.

          2.2.2 RESPONSIBILITIES. The Executive Committee will oversee and manage the relationship hereunder in the USA, including the JDC and the JMT. In particular, the Executive Committee will:

               (a) approve the Development Plan and the Development Budget (both as defined in Section 3.2) and the Marketing Plan and the Marketing Budget (both as defined in Section 8.2);


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               (b)  approve any deviation of [ * ] or more in the Development
Budget or the Marketing Budget;

               (c) approve any material change in the Development Plan or the Marketing Plan;

               (d)  coordinate the Parties' activities hereunder;

               (e) resolve budget disputes referred by the JDC or JMT pursuant to Section 2.7;

               (f) decide whether to abandon for any reason the Development of the Compound or the Back-Up Compound and substitute a Back-Up Compound or a Back-Up Compound Candidate, as applicable;

               (g)  approve filing of the NDA; and

               (h)  perform such other functions as determined by the Parties.

          2.2.3 MEETINGS AND VOTING. The Executive Committee will meet at such times as a Party may request, but in no event less frequently than twice per year, alternating between the principal places of business of the Parties and will otherwise communicate regularly by telephone, facsimile and video conference. Each Party recognizes the importance of the Executive Committee in the success of the Co-Promotion and will use diligent efforts to cause all its representatives to attend all meetings. The Executive Committee shall make decisions by [ * ]. Voting by proxy is permissible. All decisions of the Executive Committee shall be final and non-appealable. Additional participants may be invited by any member to attend meetings where appropriate (e.g., representatives of regulatory affairs or outside consultants). Such additional participants shall have no vote.


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     2.3  JOINT DEVELOPMENT COMMITTEE ("JDC").

          2.3.1  COMPOSITION.  Promptly after the Effective Date,
[ * ] representatives to the JDC. [ * ] will appoint the chairperson of the JDC. A Party may change any of its representatives at any time by giving written notice to the other Party.

          2.3.2 RESPONSIBILITIES. The JDC shall be responsible for overseeing and directing all aspects of the Development. In particular, the JDC shall:

               (a)  resolve problems and issues;

               (b) facilitate the exchange of all Development information and data;

               (c) designate the individuals responsible for preparing the Development Plan and the Development Budget (both as defined in Section 3.2);

               (d) submit the Development Plan and the Development Budget to the Executive Committee for approval together with any deviation in the Development Budget of [ * ] or more and any material change in the Development Plan;

               (e) monitor compliance with the Development Plan and the Development Budget and approve any deviation in the Development Budget of less than [ * ] and any immaterial change in the Development Plan;

               (f) allocate the Development activities among CoCensys, Searle and Third Parties in accordance with this Agreement;

               (g) agree on specifications for the Product and the processes for manufacturing the Product;


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               (h)  oversee, directly or indirectly, all FDA filings and
recommend to the Executive Committee when it is appropriate to file the NDA;

               (i) evaluate and select as the Back-Up Compound a Back-Up Compound Candidate meeting the criteria set forth in Exhibit B; and

               (j) approve and monitor the Development activities with respect to the Back-Up Compound conducted pursuant to Article 4.

     2.4  JOINT MARKETING TEAM ("JMT").

          2.4.1 COMPOSITION. At least two (2) years before anticipated Regulatory Approval in the USA, Searle will appoint [ * ] and CoCensys will appoint [* ] will appoint the chairperson of the JMT. [ * ] may add more representatives and a Party may change any of its representatives at any time by giving written notice to the other Party.

          2.4.2     RESPONSIBILITIES.  The JMT will:

               (a) designate the individuals responsible for preparing the Marketing Plan and the Marketing Budget (both as defined in Section 8.2);

               (b) submit the Marketing Plan and the Marketing Budget to the Executive Committee for approval together with any deviation in the Marketing Budget of [ * ] or more and any material change in the Marketing Plan;

               (c) monitor compliance with the Marketing Plan and the Marketing Budget and approve any deviation in the Marketing Budget of


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less than [ * ] and any immaterial change in the Marketing Plan;

               (d)  review and approve Co-Promotion Expenses; and

               (e)  oversee the Co-Promotion as discussed in Article 8.

     2.5 MEETINGS OF THE JDC AND THE JMT. The chairperson of the JDC or the JMT shall call meetings when deemed appropriate, currently anticipated to be no less frequently than [ * ] for the JDC and [ * ] for the JMT. If possible, the meetings shall be held in person, or where appropriate, by video or telephone conference. The chairperson shall determine the form of the meeting.
Additional participants may be invited by any member to attend meetings where appropriate (E.G., representatives of regulatory affairs or outside consultants). Such additional participants shall have no vote. Minutes of each meeting of the JDC shall be exchanged for review and comment by the members. Thereafter, they shall be signed by the chairperson. CoCensys, [ * ] may have its representative(s) on the JMT occupy space at Searle on a full-time basis in order to participate in JMT activities.

     2.6 VOTING OF THE JDC AND THE JMT. The JDC and the JMT shall make decisions by [ * ]. Voting by proxy is permissible. Urgent matters (including regulatory and adverse event matters) may be decided by unanimous vote of the relevant chairperson and a representative designated by [ * ].

     2.7  BUDGET DISPUTES.  [ * ].


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ARTICLE 3.  DEVELOPMENT.

     3.1 GENERAL PRINCIPLES. The Parties agree to use diligent efforts to develop the Compound for use in the Field, making use of each Party's special expertise with the intent of obtaining world-wide Regulatory Approval and bringing the Product to the market as soon as reasonably practicable. Each Party shall ensure that its Development tasks are carried out adhering to the highest ethical and safety standards. Each Party shall have the right to decline to conduct any Development activity assigned to it. In such case, the JDC shall determine whether the other Party is able to conduct such activity or whether it will be contracted out to a Third Party. Although the JDC will have no responsibilities for development or registration of the Compound or the Product outside the USA, Searle shall keep the JDC reasonably informed concerning its activities outside the USA.

     3.2 DEVELOPMENT PLAN AND BUDGET. Promptly following the Effective Date, the JDC shall initiate preparation of the development plan for the Development (the "Development Plan") and a budget for proposed Development Costs (the "Development Budget"). The Development Plan shall set time lines and priorities for the various Development activities and identify which Party, or whether a Third Party, is to be responsible for each activity. The Development Plan will also include, to the extent practicable, the then-expected profile for the Product, the desired labelling and the criteria for determining acceptable requirements for filing the NDA. In preparing the Development Plan and the Development Budget, the JDC shall ensure that there is adequate marketing input and shall give due consideration to worldwide development of the Product. The Development Budget and the Development Plan shall be updated as deemed appropriate by the JDC, but in no event less frequently than [ * ]. The Development Plan and the Development Budget and certain changes therein shall be subject to approval of the Executive Committee as provided in sub-section 2.2.2.


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     3.3  SCIENTIFIC FTE.  In preparing the Development Budget and determining
Development Costs, the Parties will use a rate of [ * ]. "Scientific FTE" means [ * ] dedicated to the Development as carried out by an employee of either Party having skills in [ * ]. Such rate shall be adjusted annually for inflation based on changes in the Bureau of Labor Statistics Consumer
Price Index for Urban Wage Earners -- U.S. City Average, from the prior
January 1st.

     3.4  OTHER DEVELOPMENT.  [ * ].

[ * ].

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ARTICLE 4.  DEVELOPMENT OF BACK-UP COMPOUND.

     4.1 BACK-UP PROGRAM. Until the end of Phase I for the Compound, CoCensys shall use its best efforts to present to the JDC for evaluation at least
[ * ] Back-Up Compound Candidates meeting the criteria set forth in Exhibit
B. During such time period, CoCensys shall submit to the JDC on an ongoing basis all Back-Up Compound Candidates which meet such criteria and shall provide the JDC periodic reports on the status of the Back-Up Program.

     4.2 BACK-UP COMPOUND SELECTION AND DEVELOPMENT. The JDC shall evaluate the Back-Up Compound Candidates and select [ * ] as the Back-Up Compound. Concurrently with the Development of the Compound, the JDC will conduct pre-clinical Development of the Back-Up Compound as deemed appropriate by the JDC.

     4.3 MILESTONE PAYMENTS FOR BACK-UP COMPOUNDS. Each milestone payment payable pursuant to Section 6.3 shall [ * ].


ARTICLE 5.  FINANCING OF THE DEVELOPMENT.

     5.1  SHARING OF DEVELOPMENT COSTS.

          5.1.1 USA. CoCensys shall be responsible for [ * ] of the Development Costs for pre-clinical and clinical studies deemed appropriate by the JDC for obtaining Regulatory


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Approval in the USA and Searle shall be responsible for [ * ] thereof.

          5.1.2 EX-USA. Searle shall bear all other costs for such Regulatory Approvals outside the USA. Searle shall have the right to use all data, studies and analyses from the Development for such Regulatory Approvals [ * ].

     5.2 PAYMENT OF DEVELOPMENT COSTS. Each Party shall be responsible for paying its Development Costs as set forth in the Development Plan and the Development Budget. [ * ], each Party shall provide the JDC detailed information concerning the Development Costs incurred by such Party during [ * ]. Promptly after receipt thereof, the JDC will determine the amount, if any, which either Party has paid in excess of the amount to be borne by such Party for [ * ] pursuant to sub-section 5.1.1 (an "Overpayment"). In the event of an Overpayment, the other Party shall pay the amount thereof to the Party making the Overpayment within [ * ] after receipt of notice from the JDC, but in no event shall such payment be due earlier than [ * ] after the end of the relevant [ * ].


ARTICLE 6.  PAYMENTS TO COCENSYS.

     6.1 UPFRONT FEE. Simultaneous with signature of this Agreement, Searle shall pay CoCensys Three Million Dollars (US$3,000,000) which amount shall be non-refundable.

     6.2 EQUITY INVESTMENT. Simultaneously with signature of this Agreement, Searle shall enter into the Stock Purchase Agreement in the form of Exhibit C with CoCensys pursuant to which Searle shall purchase Seven Million Dollars (US$7,000,000) worth of capital stock of CoCensys.


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     6.3  MILESTONE PAYMENTS

          6.3.1  [ * ].

          6.3.2  [ * ].

          6.3.3  [ * ].

          6.3.4  [ * ].

          6.3.5  [ * ].

          6.3.6  [ * ].

          6.3.7 NON-REFUNDABILITY AND METHOD OF PAYMENT. All milestone payments shall be non-refundable and shall be made by wire transfer to CoCensys within thirty (30) days after the date of the event triggering the payment.


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ARTICLE 7.  LICENSE GRANTS.

     7.1 LICENSES TO SEARLE. CoCensys hereby grants Searle a license, with the right to sub-license, under the Intellectual Property Rights to make, have made, use, offer for sale, import and sell the Product in the Field in the USA, Japan and the RoW. Such license shall be sole in the USA (i.e., exclusive except as to CoCensys so long as the Parties are co-promoting the Product under Article 8) and shall be exclusive in Japan and the RoW. Any sub-licensee of rights in the USA shall be [ * ].

     7.2  [ * ]

     7.3 LICENSES UPON EXPIRATION. Upon expiration of the royalty obligations in the USA set forth in Section 8.9 and upon expiration of the royalty obligations in Japan and the RoW set forth in Section 9.3 or 9.4, as applicable, on a country by country basis, [ * ].


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ARTICLE 8.  CO-PROMOTION.

     8.1 CO-PROMOTION RIGHTS. CoCensys shall co-promote the Product with Searle in the USA from initiation of pre-launch activities for the Product in the USA until the expiration of the last to expire of the CoCensys Patent Rights in the USA claiming the Compound per se. Each Party shall work diligently and use the same effort such Party puts forth to promote other products of similar commercial value to co-promote the Product.

     8.2 MARKETING PLAN AND BUDGET. No later than [ * ], the JMT shall initiate preparation of a marketing plan (the "Marketing Plan") and a marketing budget (the "Marketing Budget"). The Marketing Plan and the Marketing Budget will describe, to the extent practicable, the proposed plan for commercialization of the Product, including overall marketing strategy, anticipated marketing, sales and promotion efforts by each Party, market and sales forecasts, pricing and discounting analysis and estimated launch date, as well as advertising and other promotional materials to be used in the Co-Promotion. The Marketing Budget will include projected Co-Promotion Expenses. The Marketing Plan and the Marketing Budget shall be updated as deemed appropriate by the JMT, but in no event less frequently than [ * ]. The Marketing Plan and the Marketing Budget and certain changes therein shall be subject to approval of the Executive Committee as provided in sub-section 2.2.2.

     8.3 CO-PROMOTION EXPENSES. CoCensys shall be responsible for [ * ] of all Co-Promotion Expenses and Searle shall be responsible for [ * ] thereof.

     8.4  CO-PROMOTION PROFITS AND LOSSES.

          8.4.1 PROFITS. If Net Sales during any calendar quarter exceed Co-Promotion Expenses during such quarter, such excess shall be allocated [ * ]


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[ * ].

          8.4.2 LOSSES. If Net Sales are less than Co-Promotion Expenses during any calendar quarter, Net Sales shall be allocated [ * ].

     8.5 PAYMENT AND REPORTING. Within [ * ], or earlier if possible, during the Co-Promotion, CoCensys shall furnish Searle a statement setting forth its Co-Promotion Expenses incurred in such quarter. Within [ * ], or earlier if possible, during the Co-Promotion, Searle shall furnish CoCensys a statement (the "P&L Statement") setting forth Net Sales in the USA and all data on which the determination of Co-Promotion Profit was calculated. If either Party owes an amount to the other Party pursuant to Section 8.4, it shall make such payment within [ * ] after receipt of the P&L Statement, but in no event shall such payment be due earlier than [ * ] after the end of the relevant quarter.

     8.6 PROMOTION. Searle shall have the primary responsibility for promoting the Product to [ * ]. CoCensys shall have the primary responsibility for promoting the Product to [ * ] and, subject to Section 8.3, will maintain appropriate capacity in its sales force for such promotion. In addition, CoCensys shall provide [ * ]


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[ * ].

     8.7 PROMOTIONAL AND ADVERTISING MATERIALS. All promotional and advertising materials shall be consistent with the relevant Marketing Plan and Marketing Budget. Neither Party shall make any claim or representation in respect of the Product that has not been approved by the JMT. In any such materials which identify either Party, the Parties will be presented and described to the medical communities (including, for example, the physician, pharmacy, governmental, reimbursement and hospital sectors) as joining in the Co-Promotion. All such materials and all documentary information, promotional material and oral presentations (where practical) regarding the Co-Promotion will display the Searle and CoCensys names and logos with equal prominence as permitted by applicable law.

     8.8 ORDERS AND SALES. All customer orders for and returns of the Product shall be received and processed by [ * ]. [ * ] shall promptly transmit any such orders that it receives to [ * ]. All sales of the Product will be completed, distributed, accounted for, billed and booked by [ * ].

     8.9 ROYALTIES UPON EXPIRATION OF CO-PROMOTION. In consideration of the license of the remaining Intellectual Property Rights, Searle shall pay CoCensys royalties on Net Sales in the USA beginning after


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expiration of CoCensys' right to co-promote the Product as provided in the first sentence of Section 8.1 as follows:

     Year Following Expiration               Royalty Rate
     -------------------------               -------------
               [ * ]                             [ * ]

Such royalties shall be subject to Section 8.10 and shall [ * ] (subject to Section 15.5).

     8.10  ROYALTY ADJUSTMENTS.  If at any time [ * ].

ARTICLE 9.  MARKETING AND ROYALTIES IN JAPAN AND THE ROW.

     9.1 MARKETING BY SEARLE. Searle shall have exclusive rights and discretion with respect to development, registration, distribution and commercialization of the Product in Japan and the RoW. Searle shall


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use the same efforts as with its comparable products to market, sell and distribute the Product at its discretion in such countries.

     9.2  REGULATORY AND COMMERCIAL DILIGENCE.

          9.2.1  JAPAN.  [ * ].

          9.2.2 EX-USA. Searle will file for Regulatory Approval in the countries in the RoW and Japan in which Searle intends to market the Product and will use best efforts to launch the Product in such countries after receipt of Regulatory Approval, all in such time frame as is normal and customary in the pharmaceutical industry. Annually, Searle shall notify CoCensys of any country in which it determines not to market the Product.

     9.3  ROYALTIES IN THE RoW AND JAPAN.

          9.3.1 ROYALTIES IN THE RoW. Subject to Sections 9.4 and 9.5, Searle shall pay CoCensys royalties in the RoW on a country by country basis of [ * ].

          9.3.2 ROYALTY IN JAPAN. Subject to Sections 9.4 and 9.5, Searle shall pay CoCensys royalties in Japan of [ * ].

     9.4 NON-PATENT COUNTRIES. If Searle sells the Product in Japan or in any country in the RoW in which no CoCensys Patent Rights claiming the Compound per se have issued in such country as of the date of first commercial sale, the royalty rate payable in such country under Section 9.3 shall be [ * ]


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unless and until such a patent issues, in which case Searle shall thereafter pay royalties in such country as provided in Section 9.3. Such royalty shall be subject to Section 9.5 and shall be payable [ * ].

     9.5  ROYALTY ADJUSTMENTS.  [ * ].

ARTICLE 10.  ACCOUNTS, RECORDS AND PAYMENT OF ROYALTIES.

     10.1 RECORDS. Each Party shall keep accurate books and records in connection with the manufacture, use and/or sale by or for it of the Product in sufficient detail to permit accurate determination of all figures necessary for verification of Development Costs, Co-Promotion Expenses, royalties, profits and other amounts payable hereunder. Searle and CoCensys shall maintain such records for three (3) years after the year in which they were generated.


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     10.2  AUDITS.  A Party, at its expense, through a certified public accountant reasonably acceptable to the other Party, shall have the right to access the books and records of the other Party, and to make copies thereof, for the sole purpose of verifying such statements. Such access shall be conducted after reasonable prior written notice to the Party during ordinary business hours and shall not be more frequent than [ * ]. Each Party's right to have such records examined shall survive termination or expiry of this Agreement for three (3) calendar years. If such audit reveals an underpayment of [ * ] or more of the amount due, the audited Party shall reimburse the auditing
Party for the costs of such audit in addition to promptly paying the amount of the underpayment to the auditing Party.

     10.3 FOREIGN EXCHANGE. For computing Net Sales for Product sold in a currency other than US Dollars and determining Development Costs or Co-Promotion Expenses incurred in a currency other than US Dollars, such currency shall be converted into US Dollars in accordance with Searle's customary and usual translation procedures, consistently applied.

     10.4 PAYMENTS OF ROYALTIES. Searle or its Affiliate(s) or CoCensys, as applicable, shall pay the royalties due under this Agreement within [ * ] to such bank as the receiving Party shall designate in writing. Within the same period, the paying Party shall furnish the receiving Party a written statement setting forth total Net Sales during the relevant calendar quarter on a country-by-country basis and the amount of royalty due thereon. Such royalties shall be net of all taxes, duties or other amounts which the paying Party is required to pay on behalf of the receiving Party. The paying Party shall provide the receiving Party certificates or receipts evidencing the same.


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

ARTICLE 11.  TRADEMARKS.

     11.1 TRADEMARK IN THE USA. The JMT shall select the Trademark for the Product in the USA, taking into consideration the global marketing requirements of the Product. [ * ] shall own the Trademark. Upon expiration of the period of Co-Promotion, [ * ] shall have the exclusive right to use the Trademark.

     11.2 TRADEMARK(S) IN JAPAN AND THE RoW. Searle shall select and own the trademark(s) for marketing the Product in Japan and the RoW, taking into consideration the Trademark. All expenses for registering and defending the trademark(s) in Japan or the RoW shall be borne by Searle. After termination of this Agreement, Searle shall continue to have unrestricted ownership of such trademark(s).


ARTICLE 12.  MANUFACTURE

     12.1 MANUFACTURE FOR CLINICAL TRIALS THROUGH PHASE II. [ * ] shall supply the Product in bulk form for conducting the Development through Phase
II. In addition, [ * ] shall be responsible for establishing the commercial manufacturing process for the Product in such timely way as to ensure adequate clinical supplies for the Product to enter Phase III clinical trials. The JDC shall be responsible for arranging for manufacture of the Product in finished form for conducting the Development through Phase II.

     12.2  MANUFACTURE FOR PHASE III CLINICAL TRIALS AND SALES.  [ * ]


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


[ * ].


ARTICLE 13.  INTELLECTUAL PROPERTY RIGHTS.

     13.1 PATENTABLE INVENTIONS. Each Party shall own all Inventions (as defined in this sub-section) made solely by its employees and agents and all patent applications and patents claiming such Inventions. All Inventions made jointly by employees or agents of the Parties and all patent applications and patents claiming such Inventions shall be owned jointly by the Parties. "Invention" means an invention conceived in the course of and within the scope of the Development and reduced to practice during the term of this Agreement. The Party owning an Invention shall make the final decision with respect to any patent filings. With respect to jointly owned Inventions, the JDC shall determine which Party shall file and prosecute any patent applications thereon. [ * ]


     13.2 PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. Each Party, [ * ], shall be responsible for filing, prosecuting and maintaining its Patent Rights. If a Party decides not to pursue patent protection for any invention claimed in any patent application or patent within the Patent Rights (including any Invention) in any country, it shall give the other Party reasonable notice to this effect. The other Party, [ * ], may file, prosecute or maintain a patent application or patent covering such invention in its name in such country subject to the rights of any Third Party licensor.


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

     13.3 PATENT EXTENSIONS. The Party holding a Patent Right, if requested by and with the assistance of the other Party, shall apply in a timely manner for such patent term extensions or supplemental protection certificates for such Patent Right as are available under any applicable legislation. All expenses incurred in connection with such patent term extensions or supplemental protection certificates shall be: [ * ].

     13.4 COOPERATION. Each Party shall sign or have its appropriate employees and agents sign such documents as may be necessary to obtain, perfect or maintain any Patent Rights filed or to be filed pursuant to this Agreement, and shall furnish all information in its possession reasonably necessary in connection therewith.

     13.5  INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

          13.5.1
               (a) If either Party becomes aware of any infringement or threatened infringement or misappropriation of any Intellectual Property Rights,
it shall promptly notify the other Party in writing.   The Party holding such
Intellectual Property Rights, at its expense (subject to sub-section 13.5.1(d)), shall have the right, but not the obligation, to institute, prosecute and control any legal proceeding in its name and by its counsel to prevent or restrain such infringement. The other Party, [ * ], may be represented by its counsel. If a Party brings any such proceeding, the other Party may be joined as a party plaintiff. In such case, the other Party will give the first Party reasonable assistance and authority to file and prosecute such suit.

               (b) Notwithstanding the foregoing, the JDC or the JMT, as appropriate, shall determine which party shall have the primary right and responsibility (but not the obligation) to


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                                      -27-
institute, prosecute, and control any proceeding with respect to infringement or misappropriation of jointly owned Intellectual Property Rights. The other Party, [ * ], may be represented by its counsel.

               (c) If one Party alone asserts Intellectual Property Rights, [ * ], any damages and costs recovered in any proceeding or by way of settlement under sub-section 13.5.1(a) and (b) above or sub-section 13.5.2 shall [ * ].

               (d) If both Parties participate in asserting the Intellectual Property Rights, the costs and expenses of all suits under this sub-section shall be [ * ]. Any remaining damages shall be [ * ].

          13.5.2 If the Party having the primary right to institute, prosecute and control any proceeding under sub-section 13.5.1 fails to do so within [ * ] after receiving notice of the infringement or if such Party, after initiating an action, determines to discontinue such action, the other Party, at its expense, may bring and control or take over any such action by its counsel, unless prevented from doing so by applicable laws.

          13.5.3 In connection with any proposed settlement in respect of any infringement or threatened infringement of any Intellectual Property Rights, the Party intending to settle shall notify and consult with the other Party as to the terms of settlement, whose written consent shall be required prior to any such settlement, such consent shall not be unreasonably withheld.


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

          13.5.4 In connection with any action taken by either Party against a Third Party to protect or enforce any Intellectual Property Rights, the other Party shall, if requested, consult with the Party taking such action, and make available as witnesses its employees or as evidence any materials and/or data as are reasonably necessary for the furtherance of such action. The expenses in connection with the providing of witnesses and/or the making available of any materials and/or data shall be [ * ].

     13.6  INFRINGEMENT OF THIRD PARTY PATENT RIGHTS

          13.6.1 If either Party believes that it cannot commercially make, import, use, market and/or sell the Product under the Intellectual Property Rights without infringing a Third Party's patent, it shall notify the other Party. The Parties then shall seek an opinion of patent counsel acceptable to both Parties. If such counsel does not concur with the notifying Party's opinion, the Parties shall proceed in accordance with the terms of this Agreement. If such counsel concurs with the notifying Party's opinion, they shall jointly endeavor to secure a license from the Third Party on terms acceptable to both Parties. [ * ].

          13.6.2 If either Party is sued for patent infringement of any Third Party patents arising out of the manufacture, use, sale or importation of the Product, the Parties shall promptly meet to discuss the course of action to be taken to resolve or defend any such infringement litigation. Each Party shall provide the other with such assistance as is reasonably necessary and shall cooperate in the defense of any such action. [ * ]


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

[ * ].


ARTICLE 14.  REGULATORY AFFAIRS.

     14.1  REGULATORY APPROVALS.

          14.1.1 USA. The NDA shall be filed in accordance with a decision of the Executive Committee. [ * ] shall own the IND and the NDA. [ * ] shall have the right of reference to the NDA to the extent necessary to exercise its rights and meet its obligations hereunder.

          14.1.2 JAPAN AND THE RoW. Subject to Section 9.2, the filing of Regulatory Approvals in Japan and the RoW shall be made by decision of Searle alone. Searle shall own such Regulatory Approvals, and CoCensys shall have the right of reference thereto to the extent necessary to meet its manufacturing obligations under this Agreement.

     14.2  COMMUNICATIONS WITH REGULATORY AGENCIES.

          14.2.1 USA. [ * ] shall be responsible for all communications with regulatory agencies in the USA, subject to keeping the JDC or the JMT, as appropriate, informed. [ * ] shall maintain a single database of clinical trial material accumulated by both Parties in the course of the Development. The JDC shall develop a procedure for exchanging such data.

          14.2.2 JAPAN AND THE RoW. Searle will inform CoCensys promptly of communications between Searle and any regulatory agencies in Japan and the RoW insofar as such communications may affect the Regulatory Approval in the USA.


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

ARTICLE 15.  TERM AND TERMINATION.

     15.1 TERM. Subject to Sections 15.2, 15.3, 15.4 and 15.5, this Agreement shall be in effect from the Effective Date and shall continue in effect until Searle is no longer obligated to pay royalties hereunder.

     15.2  TERMINATION FOR BREACH.

          15.2.1  NOTICE.  Either Party may terminate this Agreement upon
[ * ] written notice if the other Party commits a material breach of its obligations to pay any amount due hereunder and does not remedy such breach within said [ * ]. Either Party may also terminate this Agreement upon [ * ] written notice if the other Party commits a material breach of any obligation other than to pay an amount hereunder and does not remedy such breach within said [ * ].

          15.2.2 BREACH BY SEARLE. If termination is due to a breach by Searle, Searle's rights granted hereunder shall terminate; [ * ].

          15.2.3 BREACH BY COCENSYS. If termination is due to a breach by CoCensys, Searle's rights hereunder shall [ * ]:


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

[ * ]

     15.3  VOLUNTARY TERMINATION OF THE DEVELOPMENT.

          15.3.1 NOTICE. Either Party unilaterally may terminate its participation in the Development provided the Party so terminating gives the other Party as much advance notice as reasonably possible. In no event shall such notice be less than [ * ]. The Parties shall cooperate in good faith to wind-down the Development in order to minimize disruption of the Development efforts.

          15.3.2 TERMINATION BY SEARLE. In the event of termination by Searle, Searle's rights granted hereunder shall terminate; [ * ].

          15.3.3 TERMINATION BY COCENSYS. In the event of termination by CoCensys, Searle's rights hereunder shall [ * ]:


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

[ * ]

     15.4  VOLUNTARY TERMINATION OF CO-PROMOTION.

          15.4.1 NOTICE. Either Party unilaterally may terminate its participation in the Co-Promotion upon [ * ] notice.

          15.4.2 TERMINATION BY COCENSYS. In the event of termination by CoCensys, Searle's rights hereunder shall [ * ]:

[ * ]

          15.4.3 TERMINATION BY SEARLE. In the event of termination by Searle, Searle's rights granted hereunder shall terminate; [ * ].


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

     15.5  CHANGE IN CONTROL.

          15.5.1 In the event of a Change of Control (as defined below) of [ * ] shall promptly notify [ * ] of such Change in Control. [ * ]. "Change in Control" means: [ * ].

          15.5.2  [ * ].

          15.5.3  [ * ]


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

[ * ].

     15.6  ROYALTY ADJUSTMENTS.  [ * ].

     15.7 BANKRUPTCY. All rights and licenses granted pursuant to this Agreement by CoCensys to Searle are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. Searle, as licensee of such rights, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a bankruptcy proceeding is commenced by or against CoCensys under the Bankruptcy Code, Searle shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to
Searle: (a) upon any such commencement of a bankruptcy proceeding upon written request by Searle, unless CoCensys elects to continue to perform all its


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                                      -35-
obligations under this Agreement pending any rejection or assumption of this Agreement; or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of CoCensys upon written request by Searle.

          15.8 SURVIVAL AND EFFECT OF TERMINATION. The provisions of Articles 7 (unless this Agreement shall be terminated by CoCensys pursuant to sub-section
15.2.1 or by Searle pursuant to sub-section 15.3.1 or 15.4.1), 15 and 18 and Sections 10.1 and 10.2 shall survive termination or expiration of this Agreement. Termination or expiration of this Agreement shall not deprive either Party of any rights or remedies either at law or in equity or relieve either Party of any of its obligations incurred prior to such termination or expiration.


ARTICLE 16.  ASSIGNMENT.

     16.1 ASSIGNMENT TO AFFILIATES. Either Party may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates provided the assigning Party guarantees performance of such obligations.

     16.2  OTHER PERMITTED ASSIGNMENTS.  [ * ].

     16.3 BINDING NATURE OF ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Article shall be void.


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

ARTICLE 17.  WARRANTIES AND REPRESENTATIONS.

     17.1 WARRANTIES AND REPRESENTATIONS. Each Party warrants to the other that:

               (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

               (b) the execution and delivery by it of this Agreement and the performance of its obligations hereunder have been duly approved by all necessary corporate action; do not require any shareholder action or the approval and consent of any trustee or the holders of any indebtedness which has not been obtained; do not and will not contravene any law, regulation, rules or order binding on it; and do not and will not contravene the provisions of, or constitute an act of default under, any debenture, mortgage contract or other agreement or instrument to which it is a party; and

               (c) it will perform all its obligations hereunder in material compliance with all applicable laws, including the Act.

[ * ].

     17.2 EXISTING PROMOTION AGREEMENTS. Searle acknowledges and understands that CoCensys has entered into a Promotion Agreement with Ciba-Geigy Corporation, dated May 11, 1994; a Promotion Agreement with Parke-Davis, a division of Warner-Lambert Company, dated October 26, 1995; and a Promotion Agreement with Somerset Pharmaceuticals, dated January 4, 1996 (collectively, the "Existing Promotion Agreements") and that such agreements contain obligations on the part of CoCensys


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

with respect to the exclusivity of the CoCensys sales force.  [ * ].

     17.3 USC/ROCKEFELLER LICENSE. Searle acknowledges and understands that certain technology sublicensed to Searle hereunder was licensed to CoCensys under the terms of the Exclusive License Agreement among CoCensys, the University of Southern California and the Rockefeller University (the "USC/Rockefeller License"), a copy of which has been provided to Searle.
[ * ].


ARTICLE 18.  CONFIDENTIAL INFORMATION.

     18.1 INFORMATION. Each Party shall keep all information received from the other Party (the "Information") confidential and shall not disclose nor use the Information without the other Party's written consent except to the extent contemplated by this Agreement.

This restriction shall not, however, prevent disclosure of the Information if and to the extent that disclosure is required by law, PROVIDED that the disclosing Party informs the other Party without delay of any such requirement to allow such other Party to object to such disclosure and to seek an appropriate protective order or similar protection prior to disclosure. This obligation shall survive for five (5) years after termination or expiration of this Agreement.

     18.2 EXCEPTIONS. The above obligations shall not apply or shall cease to apply if such Information:

               (a) has become generally available to the public otherwise than through violation of this Agreement;

               (b) was already in the recipient's possession prior to its acquisition from the disclosing Party;

               (c) has been received from a Third Party who did not acquire it directly or indirectly from the disclosing Party; or

               (d) has been independently developed by the receiving Party without the aid or use of Information of the disclosing Party.

     18.3 PERMITTED DISCLOSURES. Information may be disclosed to employees, agents, consultants, sublicensees or suppliers of the recipient Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the recipient Party obtains prior agreement from the recipients to hold in confidence and not use such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such recipients do not disclose or make any unauthorized use of the Information.

     18.4 PUBLICITY AND DISCLOSURE OF AGREEMENT. All publicity relating to this Agreement shall be subject to the approval of both Parties. Except as required by law, neither Party shall disclose any non-public information with respect to the terms of this Agreement or concerning the collaboration hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions solely for purposes of financing its operations if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Section.

     18.5 PUBLICATION. The Parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, subject to the predominating interest in obtaining patent protection for any patentable subject matter. Prior to any public disclosure of such results, the Party proposing disclosure shall send the other Party a copy of the information to be disclosed. The other Party shall have thirty (30) days from receipt to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Information of the reviewing Party which such Party desires to maintain as a trade secret. If notification is not received during the thirty (30) day period, the Party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a belief by the non-disclosing Party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the thirty (30) day period, the non-disclosing Party shall so notify the disclosing Party, who shall then delay public disclosure of the information for an additional period of up to [ * ] to permit the preparation and filing of a patent application on the


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

subject matter to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice.


ARTICLE 19.  MISCELLANEOUS.

     19.1  WAIVER.   The failure by either Party to require performance by the
other Party of any of its obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by either Party of any condition, or of the breach of any provision of this Agreement, whether by conduct or otherwise shall be deemed to be or construed as a further or continuing waiver thereof.

     19.2 AMENDMENTS. This Agreement may not be amended except in writing by the Party to be charged.

     19.3 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deleted, and, if possible, replaced by a provision which achieves the intent of the Parties.

     19.4 RELATIONSHIP BETWEEN THE PARTIES. Nothing in this Agreement is intended nor shall be construed to constitute CoCensys or Searle as partners or joint venturers. Neither Party shall have the express or implied authority to assume or create any obligations on behalf of or in the name of the other Party.


     19.5 CORRESPONDENCE AND NOTICES. Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address) shall be in writing and sent by prepaid registered or certified air mail, or by facsimile confirmed by prepaid registered or certified air mail letter, and shall be deemed to have been property served to the addressee upon receipt of such written communication.

     In the case of CoCensys, such address shall be:

               CoCensys, Inc.
               213 Technology Drive
               Irvine, California 92718, USA
               Attn:  Chief Executive Officer


     and in the case of Searle, such address shall be:

               G. D. Searle & Co.
               5200 Old Orchard Road
               Skokie, Illinois  60077
               Attn:  Chief Executive Officer
               cc:  General Counsel

     19.6 CHOICE OF LAW. This Agreement is subject to and governed by the laws of Delaware (except the choice of laws rules).

     19.7 FORCE MAJEURE. Neither Party shall be liable to the other for delay or failure in performing any of its obligations if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable.

     19.8 ENTIRE AGREEMENT. This Agreement together with its Exhibits and further agreements mentioned herein constitutes the entire agreement of the Parties with respect to the subject matter hereof as of its date, and supersedes all prior agreements, understandings, representations and proposals, written or oral, relating thereto.

     19.9 REGISTRATION AND FILING OF THE AGREEMENT. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the Parties will request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by law. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom. Without limiting the foregoing, the Parties agree to make all necessary filings required under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and to cooperate with each other so as to comply therewith on a timely basis in light of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the year first set forth above.

G.D. SEARLE & CO.                  COCENSYS, INC.

By:___________________________     By:___________________________
   R. U. De Schutter                  Daniel L. Korpolinski
   Chairman and Chief Executive       President & Chief
   Officer and President              Executive Officer

                                                                       EXHIBIT A

                       CO-CENSYS PATENT RIGHTS

     U.S. Patent/Application       Foreign Counterparts
     -----------------------       --------------------
             [ * ]                         [ * ]


__________________________

[ * ]

                            (continued on next page)


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

                                                                       EXHIBIT A

                             CO-CENSYS PATENT RIGHTS






_________________________

[ * ]


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                                      -45-

                                                                       EXHIBIT B

                 TARGET CRITERIA FOR BACK-UP COMPOUND CANDIDATES


                                       [ * ]


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

                                                                    EXHIBIT C





                                 COCENSYS, INC.

                                   ----------


                       PREFERRED STOCK PURCHASE AGREEMENT

                                   ----------


                                  MAY 17, 1996

                                TABLE OF CONTENTS

                                                                            PAGE

1.   PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  SHARES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3  DELIVERY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     2.1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     2.2  REGISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.3  EXPENSES OF REGISTRATION . . . . . . . . . . . . . . . . . . . . .   3
     2.4  OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . .   3
     2.5  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.6  INFORMATION BY HOLDER. . . . . . . . . . . . . . . . . . . . . . .   6
     2.7  TRANSFER OF REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . .   7
     2.8  DELAY OF REGISTRATION. . . . . . . . . . . . . . . . . . . . . . .   7
     2.9  RULE 144 REPORTING.. . . . . . . . . . . . . . . . . . . . . . . .   7
     2.10 "MARKET STAND-OFF" AGREEMENT.. . . . . . . . . . . . . . . . . . .   7

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . .   8
     3.1  ORGANIZATION AND STANDING; ARTICLES AND BYLAWS . . . . . . . . . .   8
     3.2  AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.3  VALIDITY OF SHARES AND CONVERSION SHARES . . . . . . . . . . . . .   9
     3.4  OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.5  FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.6  SEC FILINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.7  VOTING ARRANGEMENTS. . . . . . . . . . . . . . . . . . . . . . . .   9
     3.8  NO CONFLICT; NO VIOLATION. . . . . . . . . . . . . . . . . . . . .   9
     3.9  CONSENTS AND APPROVALS.. . . . . . . . . . . . . . . . . . . . . .  10
     3.10 ABSENCE OF CERTAIN DEVELOPMENTS. . . . . . . . . . . . . . . . . .  10

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . .  10
     4.1  LEGAL POWER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.2  DUE EXECUTION. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.3  INVESTMENT REPRESENTATIONS . . . . . . . . . . . . . . . . . . . .  10

5.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.1  CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . .  12
     5.2  CONDITIONS TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . .  12

6.   COVENANTS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . .  13
     6.1  INFORMATION RIGHTS.. . . . . . . . . . . . . . . . . . . . . . . .  13
     6.2  DURATION OF RIGHTS.. . . . . . . . . . . . . . . . . . . . . . . .  13
     6.3  PREFERRED STOCK. . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                            PAGE

7.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.1  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.2  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.3  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . .  14
     7.4  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.5  SEPARABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.6  AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . .  14
     7.7  DELAYS OR OMISSIONS. . . . . . . . . . . . . . . . . . . . . . . .  15
     7.8  NOTICES, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.9  FINDER'S FEES. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.10 FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.11 INFORMATION CONFIDENTIAL . . . . . . . . . . . . . . . . . . . . .  16
     7.12 TITLES AND SUBTITLES . . . . . . . . . . . . . . . . . . . . . . .  17
     7.13 COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                 COCENSYS, INC.

                       PREFERRED STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is made as of May 17, 1996, by and among COCENSYS, INC., a Delaware corporation (the "Company"), and G.D. SEARLE & CO., a Delaware corporation ("Purchaser").

     1.   PURCHASE AND SALE

          1.1 SHARES. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and agreements contained herein, the Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, for $7,000,000 (the "Purchase Price"), 100,000 shares (the "Shares") of the Company's Series B Convertible Preferred Stock (the "Preferred Stock"). The terms of the Preferred Stock are set forth in the Certificate of Designation annexed hereto as Exhibit A (the "Certificate of Designation").

          1.2 CLOSING DATE. The closing of the sale and purchase of the Shares (the "Closing") shall take place on May 20, 1996 (the "Closing Date").

          1.3 DELIVERY. At the Closing, the Company will deliver to Purchaser a certificate or certificates, in such denominations and registered in such names as Purchaser may designate by notice to the Company, representing the Shares to be purchased by Purchaser from the Company, dated the Closing Date, against payment of the Purchase Price by wire transfer, a check made payable to the order of the Company, or any combination thereof.

     2.   REGISTRATION RIGHTS.

          The Company hereby grants to Purchaser the registration rights set forth in this Section 2, with respect to the Registrable Securities (as hereinafter defined) owned by Purchaser.

          2.1  DEFINITIONS.  As used in this Section 2:

               (a)  The term "Holder" or "Holders" shall mean (i) Purchaser and
(ii) any other person holding or having the right to acquire Registrable Securities to whom these registration rights have been transferred pursuant to Subsection 2.7 hereof.

               (b) The terms "register," "registered," and "registration" refer to a registration effected by filing with the Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement") in compliance with the Securities Act of 1933, as amended (the "1933 Act") and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

               (c) The term "Registrable Securities" means (i) the shares of Common Stock of the Company issued upon conversion of the Shares (the "Conversion Shares") in accordance with the Certificate of Designation and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Conversion Shares; PROVIDED, HOWEVER, that Registrable Securities shall cease to be Registrable Securities when they may be sold pursuant to Rule 144(k) under the 1933 Act. In the event of any recapitalization by the Company, whether by stock split, reverse stock split, stock dividend or the like, the number of shares of Registrable Securities shall be proportionately increased or decreased.

          2.2  REGISTRATION.

               (a) REGISTRATION. If at any time or from time to time the Company shall determine to register any of its securities for its own account, other than a registration relating solely to employee benefit plans or a registration on Form S-4 relating solely to an SEC Rule 145 transaction, the Company will:

                    (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                    (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 calendar days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Subsection 2.2(b) below.

               (b) (i) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Subsection 2.2(a)(i). In such event the right of any Holder to registration pursuant to this Section 2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall, together with the Company and any other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Subsection 2.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting subject to the terms of this paragraph. The Company shall so advise all holders of the Company's securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: shares, other than Registrable Securities and other securities carrying registration rights, requested to be included in such registration by stockholders shall be excluded and if a limitation on the number of shares is still required, the number of securities that may be included shall first be allocated among the holders of piggyback registration rights having priority over those set forth herein, if any, in proportion, as nearly as practicable, to the respective amounts of such securities held by such holders and then shall be allocated among the Holders and holders of securities having PARI PASSU registration rights, if any, in proportion, as nearly as possible, to the respective amounts of such securities held by each such holder, in each case at the time of filing the Registration Statement. In the event of any underwriter cutback, if any selling stockholder which is a Holder of Registrable Securities is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder", and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Holder", as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

                    (ii) SHELF REGISTRATION. In the event Purchaser is unable to sell all of the Registrable Securities requested to be included in a registration hereunder as a result of exclusion of such Registrable Securities by the underwriter pursuant to subparagraph (i), the Company shall, if so requested by Purchaser following the later of (A) 90 days after the completion of such offering or (B) the expiration of any lock-up or market stand-off agreements applicable to such offering, promptly prepare and file with the SEC a registration statement on Form S-3 to register the resale of such Registrable Securities by the Purchaser. Following effectiveness of such registration statement, Purchaser agrees to provide the Company with prior written notice of its intention to sell shares thereunder.

          2.3 EXPENSES OF REGISTRATION. All expenses incurred in connection with a registration effected pursuant to Subsection 2.2, including without limitation all registration, filing, and qualification fees (including blue sky fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company and, if there are more than two (2) participating Holders, of one special counsel for the participating Holders, and expenses of any special audits incidental to or required by such registration (collectively, "Registration Expenses"), shall be borne by the Company; provided, however, that the term Registration Expenses shall not include, and in no event will the Company be obligated to pay, stock transfer taxes or underwriters' discounts or commissions relating to Registrable Securities.

          2.4 OBLIGATIONS OF THE COMPANY. Whenever required under Section 2.2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its diligent best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the earlier of (i) one hundred eighty (180) days or (ii) until the Holder or Holders have completed the distribution relating thereto; PROVIDED HOWEVER, that the Company may delay the filing of such registration statement for up to 60 days following such request by giving notice to Purchaser if the Company shall have determined that the Company may be required to disclose any material corporate development which disclosure may have a material effect on the Company. Following the effectiveness of a registration statement filed pursuant to Rule 415 under the 1933 Act, the Company may, at any time, but not more than once in any six-month period, suspend the effectiveness of such registration statement for up to 60 days, as appropriate (a "Suspension Period"), by giving notice to Purchaser, if the Company shall have determined that the Company may be required to disclose any material corporate development which disclosure may have a material effect on the Company. The duration of any Suspension Period shall be added to the period of time the Company agrees to keep the registration statement effective. Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, Purchaser shall forthwith discontinue disposition of shares covered by such registration statement or prospectus until Purchaser (i) is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) has received copies of a supplemental or amended prospectus, if applicable, and (iii) has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent accountants of the Company, in form and substance as is customarily given by independent accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          2.5  INDEMNIFICATION.

               (a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder's officers, directors, partners and agents, and each person controlling such Holder, with respect to any registration, qualification, or compliance effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages, and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended, (the "1934 Act"), or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification, or compliance, and will reimburse, as incurred, each such Holder, each such underwriter, and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense, arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

               (b) Each Holder will, if Registrable Securities held by or issuable to such Holder are included in such registration, qualification, or compliance, indemnify the Company, each of its directors, and each officer who signs a Registration Statement in connection therewith, and each person controlling the Company, each underwriter, if any, and each person who controls any underwriter, of the Company's securities covered by such a Registration Statement, and each other Holder, each of such other Holder's officers, partners, directors and agents and each person controlling such other Holder, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, partner, and controlling person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. In no event will any Holder be required to enter into any agreement or undertaking in connection with any registration under this Section 2 providing for any indemnification or contribution obligations on the part of such Holder greater than such Holder's obligations under this Subsection 2.5.

               (c) Each party entitled to indemnification under this Subsection 2.5 (the "Indemnified Party") shall give notice to the party required to provide such indemnification (the "Indemnifying Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be reasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party's expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.

          2.6 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such

Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification, or compliance referred to in this Section 2.

          2.7  TRANSFER OF REGISTRATION RIGHTS.  The rights contained in this
Section 2 to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed to (i) any affiliate (as such term is defined in Rule 405 under the 1933 Act) of Purchaser who is a transferee or assignee of Registrable Securities or (ii) any transferee or assignee of all of the Registrable Securities, in either case who shall be considered a "Holder" for purposes of this Section 2, provided that the Company is given written notice by Purchaser, at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned.

          2.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.9 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, in accordance with subsection (c) of Rule 144 under the 1933 Act ("Rule 144") or any similar or analogous rule promulgated under the 1933 Act, as long as Registrable Securities are outstanding;

               (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the 1933 Act and 1934 Act;

               (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the 1934 Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration or pursuant to a registration on Form S-3.

               (d) Take all such action (including without limitation the furnishing of the information described in Rule 144(d)(4)) as may be necessary or helpful to facilitate a sale of Registrable Securities by a Holder to a "qualified institutional buyer," as such term is defined in Rule 144A of the 1933 Act.

          2.10 "MARKET STAND-OFF" AGREEMENT. Purchaser hereby agrees that during the ninety (90)-day period following the effective date of a registration statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company or any underwriter, sell or otherwise transfer or dispose of any Common Stock of the Company held by it at any time during such period (except Common Stock included in such registration); provided, however, that:

               (a) Such agreement shall be applicable only to registration statements of the Company which cover Common Stock (or other securities) to be sold on its behalf to the public;

               (b) Such Agreement shall be applicable only if Purchaser holds at least one percent (1%) of the Common Stock of the Company then outstanding; and

               (c) All executive officers and directors of the Company enter into similar agreements.

     The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such period. The agreement of the Purchaser set forth in this Section 2.10 shall lapse three
(3) years after the Closing provided that Purchaser is not at such time an affiliate of the Company (as defined in Rule 405 under the 1933 Act), in which case such restrictions shall lapse at such time as Purchaser ceases to be an affiliate.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          Except as otherwise set forth on the Schedule of Exceptions which is attached hereto as Exhibit B and which shall contain section numbers specifically corresponding to the section numbers in this Agreement, the Company hereby represents and warrants to Purchaser as follows:

          3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified as a foreign corporation to do business in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification, except where any statutory fines or penalties or any corporate disability imposed for the failure to qualify would not materially or adversely affect the Company, its assets, financial condition or operations.

          3.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all the Company's obligations hereunder and thereunder, and for the authorization, issuance, sale and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

          3.3 VALIDITY OF SHARES AND CONVERSION SHARES. The sale of the Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been waived and, when issued, sold and delivered in compliance with the provisions of this Agreement and the Certificate of Designation, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; PROVIDED, HOWEVER, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws, and the Shares may be subject to additional restrictions on transfer, in each case as set forth herein, or as otherwise required by such laws at the time a transfer is proposed.

          3.4 OFFERING. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4.3 hereof on the date hereof and on the Closing Date, the offer, issue, and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

          3.5 FULL DISCLOSURE. The Company has furnished to Purchaser the following documents, and the Company warrants that the information contained in such documents, as of their respective dates (or if amended, as of the date of such amendment), did not contain any untrue statement of a material fact, and did not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement was made, not misleading:

               (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995, as amended; the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996 and the Company's proxy statement relating to its 1996 annual meeting of stockholders.

               (b) All other documents subsequently filed by the Company with the SEC pursuant to the reporting requirements of the 1934 Act.

          3.6 SEC FILINGS. The Company has timely filed with the SEC all reports and other documents required to be so filed.

          3.7 VOTING ARRANGEMENTS. To the best of the Company's knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares.

          3.8 NO CONFLICT; NO VIOLATION. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not (a) conflict with any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company; (b) result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under (in each case, upon the giving of notice, the passage of time, or both) any mortgage, indenture, lease, agreement or other instrument, permit, franchise, license, judgment, order, decree, law, ordinance, rule or regulation applicable to the Company or its properties.

          3.9 CONSENTS AND APPROVALS. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing, except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.

          3.10 ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 1995, the Company has not (a) incurred or become subject to any material liabilities (absolute or contingent) except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business, consistent with past practices; (b) mortgaged, pledged or subjected to lien, charge or any other encumbrance any of its assets, tangible or intangible; (c) sold, assigned or transferred any of its assets or canceled any debts or obligations except in the ordinary course of business, consistent with past practices; (d) suffered any extraordinary losses, or waived any rights of substantial value; (e) entered into any material transaction other than in the ordinary course of business, consistent with past practices; or (f) otherwise had any material change in its condition, financial or otherwise, except for changes in the ordinary course of business, consistent with past practices, none of which individually or in the aggregate has been materially adverse.

     4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

          Purchaser hereby represents and warrants to the Company as follows:

          4.1 LEGAL POWER. It has the requisite legal power to enter into this Agreement, to purchase the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

          4.2 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by it, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of it.

          4.3  INVESTMENT REPRESENTATIONS.

               (a) It is acquiring the Shares, and intends to acquire the Conversion Shares, for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

               (b) It understands that (i) the Shares have not been and, when issued, the Conversion Shares will not be, registered under the 1933 Act by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration; (ii) each certificate representing the Shares and the Conversion Shares will be endorsed with the following legend:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) PURSUANT TO RULE 144 UNDER THE 1933 ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT;

(iii) each certificate representing the Shares also will be endorsed with the following legend:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THE TRANSFEREE IS AN AFFILIATE OF THE HOLDER WITHIN THE MEANING OF RULE 144 UNDER THE 1933 ACT OR (B) ALL SUCH SECURITIES ARE TRANSFERRED TO A SINGLE INDIVIDUAL OR ENTITY;

and (iv) the Company will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legends are satisfied.

               (c) It has been furnished with such materials and has been given access to such information relating to the Company as it or its qualified representative has requested and it has been afforded the opportunity to ask questions regarding the Company and the Shares, all as it has found necessary to make an informed investment decision.

               (d) It is an "accredited investor" within the meaning of Regulation D under the 1933 Act.

               (e) It was not formed for the specific purpose of acquiring the Shares or the Conversion Shares.

     5.   CONDITIONS TO CLOSING.

          5.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Purchaser's obligation to purchase the Shares at the Closing is subject to the fulfillment, at or prior to the Closing, of all of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct in all material respects on the date of the Closing with the same force and effect as if they had been made on and as of said date; the business and assets of the Company shall not have been adversely affected in any material way prior to the Closing; and the Company shall have performed all obligations and conditions herein required to be performed by it on or prior to the Closing.

               (b) OPINION OF THE COMPANY'S COUNSEL. Purchaser shall have received from Cooley Godward Castro Huddleson & Tatum, counsel to the Company, an opinion letter substantially in the form attached hereto as Exhibit C, addressed to it, dated the date of the Closing.

               (c) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

               (d) QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Initial Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any other state having jurisdiction over this transaction.
At the time of the Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

               (e) COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchaser a Certificate, executed by the President of the Company, dated the date of the Closing, certifying to the fulfillment of the conditions specified in subparagraphs (a) and (d) of this Subsection 5.1.

          5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at the Closing is subject to the fulfillment to the Company's satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived by the Company:

               (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

               (b) PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing.

               (c) QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

     6.   COVENANTS OF THE COMPANY

          6.1 INFORMATION RIGHTS. Except as set forth below, Purchaser shall receive copies of all materials distributed to the Board of Directors of the Company. In addition, the Company's Chief Executive Officer, or such other members of the Company's senior management as the Chief Executive Officer may in his sole discretion designate, shall on one occasion each calendar quarter, be available for a reasonable amount of time, during the Company's normal business hours, to discuss the business of the Company with a representative of Purchaser's senior management. The information rights provided in this Section
6.1 are subject to the right of the Board of Directors and the Company, in their reasonable judgment, to withhold information when issues of confidentiality, competition, attorney-client privilege or protection of intellectual property so require. Such rights are also subject to the Purchaser's, and any individual recipient's, agreement to hold in confidence and trust all materials and information so received and to be bound by all federal and state securities laws applicable to the use and disclosure of nonpublic information, including any Company-imposed proscriptions on trading in its securities by insiders.

          6.2  DURATION OF RIGHTS.  The rights granted to Purchaser pursuant to
Section 6.1 shall continue so long as Purchaser holds the Shares (including Shares held by affiliates (within the meaning set forth in Rule 144 under the 1933 Act) of Purchaser) and, subsequent to issuance of the Conversion Shares, so long as Purchaser holds 90% of the Conversion Shares (including Conversion Shares held by affiliates (within the meaning set forth in Rule 144 under the 1933 Act) of Purchaser). Notwithstanding any termination of rights hereunder, Purchaser shall continue to be subject to the restrictions set forth in Section
6.1 with respect to information and materials received until such time as such information has been disclosed to the public by the Company or otherwise is made available to the public by lawful means.

          6.3 PREFERRED STOCK. The Company hereby agrees that, so long as the Shares are outstanding, it will not issue additional shares of the Preferred Stock without Purchaser's consent.

     7.   MISCELLANEOUS.

          7.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

          7.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

          7.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

          7.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

          7.5 SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          7.6 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the holders of not less than a majority-in-interest of the aggregate of outstanding Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Purchaser, each future holder of the Shares, and the Company. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the record holders of the Shares who have not previously consented thereto in writing, if any.

          7.7 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to Purchaser or any subsequent holder of any Shares upon any breach, default or noncompliance of the Company under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on Purchaser's part of any breach, default or noncompliance under this Agreement or any waiver on Purchaser's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing, and that all remedies, either under this Agreement, by law, or otherwise afforded to Purchaser, shall be cumulative and not alternative.

          7.8 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given
(a) upon personal delivery, (b) on report of successful transmission by facsimile machine that automatically generates a printed diagnostic report, indicating whether transmission was completed successfully, at the conclusion of each transmission, (c) on the first business day after receipted delivery to a courier service which guarantees next business-day delivery, under circumstances in which such guaranty is applicable, or (d) on the earlier of delivery or five
(5) business days after mailing by United States certified by mail, postage and fees prepaid, to the appropriate party at the address set forth below or to such other address as the part so notifies the other in writing:

               (a)  if to the Company, to:

                    COCENSYS, INC.
                    213 Technology Drive
                    Irvine, CA 92718
                    Attention: Daniel L. Korpolinski, President and Chief Executive Officer
                    Fax: (714) 753-6141

                    with a copy to:

                    COOLEY GODWARD CASTRO HUDDLESON & TATUM
                    5 Palo Alto Square
                    4th Floor
                    Palo Alto, CA 94306-2155
                    Attention:  Alan C. Mendelson, Esq.
                    Fax: (415) 857-0663

               (b)  if to Purchaser, to:

                    G.D. SEARLE & CO.
                    5200 Old Orchard Road
                    Skokie, IL  60077
                    Attention: President
                    Fax: (847) 470-6706

                    with a copy to:

                    G.D. SEARLE & CO.
                    5200 Old Orchard Road
                    Skokie, IL 60077
                    Attention: General Counsel
                    Fax: (847) 967-2045


          Notwithstanding the foregoing, all notices and other communications to an address outside of the United States shall be sent by telecopy and confirmed in writing to be sent by first class mail.

          7.9  FINDER'S FEES.

               (a) The Company (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees or representatives is responsible.

               (b) Purchaser (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Company harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its employees or representatives are responsible.

          7.10 FEES AND EXPENSES. Each party agrees to pay all its own fees, costs and expenses, including legal and accounting fees, relating to this Agreement and the transactions contemplated hereby. If legal action is brought by, or on behalf of, Purchaser to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and legal costs in connection therewith.

          7.11 INFORMATION CONFIDENTIAL. Purchaser acknowledges that the information received by it pursuant hereto is confidential and for Purchaser's use only, and it will refrain from using such information or reproducing, disclosing, or disseminating such information to any other person (other than its employees, affiliates, agents, or partners having a need to know the contents of such information and its attorneys, in each case who agree to be bound by this Section 6.11), except in connection with the exercise of rights under this Agreement, unless such information (i) is or becomes, through no fault of Purchaser, available to the public generally; (ii) was already known by Purchaser, as demonstrated by competent evidence, at the time of its receipt from the Company; (iii) is obtained by Purchaser from a third party legally free to disclose such information; or (iv) Purchaser is required by a governmental body or court of competent jurisdiction to disclose such information.

          7.12 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          7.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          The foregoing Agreement is hereby executed as of the date first above written.


COCENSYS, INC.                               G.D. SEARLE & CO.
213 Technology Drive                         5200 Old Orchard Road
Irvine, CA 92718                             Skokie, IL  60077



By: /s/ Daniel L. Korpolinski                By: /s/ R.U. DeSchutter
    ------------------------------               ------------------------------
    Daniel L. Korpolinski                        R.U. DeSchutter
    President and Chief Executive                Chairman and Chief Executive
    Officer                                      Office and President

                                    EXHIBITS


Exhibit A  -  CERTIFICATE OF DESIGNATION
Exhibit B  -  SCHEDULE OF EXCEPTIONS
Exhibit C  -  OPINION OF COMPANY'S COUNSEL

                                    EXHIBIT A

                           CERTIFICATE OF DESIGNATION

                CERTIFICATE OF POWERS, DESIGNATION, PREFERENCES,
                             RIGHTS AND LIMITATIONS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                 COCENSYS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


     COCENSYS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at meetings duly called and held on February 27 and May 16, 1996:

               RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.001 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

          Series B Convertible Preferred Stock:

               SECTION 1.  DESIGNATION AND AMOUNT.  One Hundred
          Thousand (100,000) shares of Preferred Stock, $.001 par value, are designated "Series B Convertible Preferred Stock" with the rights, preferences, privileges and restrictions specified herein (the


                                      1.

          "Series B Preferred Stock"). Subject to Section 7 hereof, such number of shares may be increased or decreased by resolution of the Board of Directors.

               SECTION 2. DIVIDENDS AND DISTRIBUTIONS. The holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the rate per share equal to any dividend declared or paid per share to the Common Stock of the Corporation ("Common Stock"). The right to such dividends on the Series B Preferred Stock shall be non-cumulative.

               SECTION 3.  VOTING RIGHTS.    Except as set forth
          herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

               SECTION 4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or Junior Preferred Stock of the Corporation, an amount per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) equal to the quotient of (a) $7,000,000 divided by
          (b) the number of Series B Preferred Stock issued and outstanding as of the date of such Liquidation Event. If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

               SECTION 5. CONVERSION. Subject to the limitations set forth in Subsection (C) below, the Series B Preferred Stock shall convert only as follows:

               (A)  AUTOMATIC CONVERSION.  The Series B Preferred
          Stock outstanding on May 17, 1998 (the "Automatic Conversion


                                      2.

          Date") shall automatically convert on such date, in whole and not in part, into such number of fully paid and nonassessable shares of Common Stock equal to the quotient of $7,000,000 divided by the average closing price of the Corporation's Common Stock (as reported in THE WALL STREET JOURNAL, WESTERN ADDITION) for a period of thirty (30) trading days prior to the Automatic Conversion Date.

               (B) CONVERSION AT CORPORATION'S OPTION. At any time prior to the Automatic Conversion Date, the Corporation shall have the option, in its sole discretion, to convert the Series B Preferred Stock, in whole and not in part, into such number of fully paid and nonassessable shares of Common Stock equal to the quotient of $7,000,000 divided by the average closing price of the Corporation's Common Stock (as reported in THE WALL STREET JOURNAL, WESTERN ADDITION) for a period of thirty (30) trading days prior to date upon which the Corporation issues notice to the holders of Series B Preferred Stock of such optional conversion.

               (C) LIMITATION ON CONVERTED SHARES. The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall not be fewer than the quotient of $7,000,000 divided by two times the closing price of the Common Stock on May 17, 1996 (as reported in the WALL STREET JOURNAL, WESTERN EDITION) (the "Market Price"), nor greater than the quotient of $7,000,000 divided by one-half of the Market Price.

               (D) ADJUSTMENTS FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the maximum and minimum number of shares of Common Stock into which the Series B Preferred Stock may be converted, shall be proportionately decreased or increased, as appropriate.

               (E) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to receive shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall state therein the name or


                                      3.

          names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the Automatic Conversion Date or the Optional Conversion Date, as appropriate, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (F)  RESERVATION OF STOCK ISSUABLE UPON CONVERSION.
          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock.

               (G) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of Series B Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing price of the Common Stock on the date of conversion, multiplied by such fraction.

               (H) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any (i) reorganization of the capital stock of the Corporation, (ii) consolidation or merger of the Corporation in which the Corporation is not the surviving corporation, or (iii) sale of all or substantially all of the Corporation's assets to another corporation (each, an "Event") shall be effected in such a way that holders of Common Stock shall be entitled to receive securities, cash or other assets or property, the Automatic Conversion Date shall be accelerated to the date immediately preceding such Event, or such other date necessary to assure that any holder of Series B Preferred Stock receives such shares of stock, securities or other


                                      4.

          assets or property as may be issued or payable with respect to or in exchange for shares of Common Stock.

               SECTION 6. NO REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable.

               SECTION 7. AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.


                                      5.

     IN WITNESS WHEREOF the undersigned have executed this certificate as of May 16, 1996.


                                    /s/ Daniel L. Korpolinski
                                   ---------------------------------------
                                   Daniel L. Korpolinski
                                   President and Chief Executive Officer



                                    /s/ Alan C. Mendelson
                                   ---------------------------------------
                                   Alan C. Mendelson
                                   Secretary


                                      6.

                                    EXHIBIT B


                             SCHEDULE OF EXCEPTIONS


NONE.

                                    EXHIBIT C


                          OPINION OF COMPANY'S COUNSEL

                                    EXHIBIT C
                                 FORM OF OPINION



May 17, 1996


G.D. Searle & Co.
Box 5110
Chicago, Illinois  60680-5110

RE:  SALE AND PURCHASE OF COCENSYS, INC. SERIES B PREFERRED STOCK

Gentlemen:

We have acted as counsel for CoCensys, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale of 100,000 shares of the Company's Series B Preferred Stock to G.D. Searle & Co., a Delaware corporation ("Purchaser"), pursuant to the terms of that certain Stock Purchase Agreement, dated May 17, 1996, by and between the Company and Purchaser (the "Agreement"). The shares of Company Series B Preferred Stock issued to Purchaser at the closing (the "Closing") are referred to herein as the "Shares". We are rendering this opinion pursuant to Section 5.1(b) of the Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreement by the parties thereto and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Where we render an opinion "to the best of our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys within this firm who perform legal services for the Company, (ii) receipt of a certificate executed by an officer of the Company covering such matters, and (iii) such other investigation, if any, that we specifically set forth herein.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except the due authorization, execution and delivery of the Agreement by the Company). We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Agreement; that the Agreement is an obligation binding upon you; if you are a corporation or other entity, that you have filed any required California franchise or income tax returns and have paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings

G.D. Searle & Co.
May 17, 1996
Page 2


among the parties to the Agreement that would modify or interpret the terms of the Agreement or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With regard to our opinion in paragraph 4 below, we have examined and relied upon a certificate executed by an officer of the Company, to the effect that the consideration for all outstanding shares of capital stock of the Company was received by the Company in accordance with the provisions of the applicable Board of Directors resolutions and any plan or agreement relating to the issuance of such shares, and we have undertaken no independent verification with respect thereto.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

     1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

     2. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as it is currently being conducted and, to the best of our knowledge, is qualified as a foreign corporation to do business in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification and where any statutory fines or penalties or any corporate disability imposed for the failure to qualify would materially or adversely affect the Company, its assets, financial condition or operations.

     3. The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity under Section 2.5 of the Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

G.D. Searle & Co.
May 17, 1996
Page 3


     4. The outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     5. The issuance and sale of the Shares as contemplated by the Agreement does not violate any provision of the Company's Amended and Restated Certificate of Incorporation or Bylaws and does not violate or contravene (a) any governmental statute, rule or regulation applicable to the Company or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation or contravention of which would materially and adversely affect the Company, its assets, financial condition or operations.

     6. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required for the issuance and sale of the Shares as contemplated by the Agreement, have been made or obtained.

     7. The issuance and sale of the Shares as contemplated by the Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended.

G.D. Searle & Co.
May 17, 1996
Page 4


This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By
   ---------------------------
       Alan C. Mendelson